EXHIBIT 11

                     Statement Re: Computation of Per Share Earnings

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

                                                 Three Months Ended
                                                        March
                                               ______________________
                                                  1998         1997
                                               _________    _________

Primary:
   Average shares outstanding:                 1,767,064    1,764,288

       Net effect of the assumed
       exercise of stock options-
       based on the treasury stock
       method using average stock prices               0        2,584
                                               _________    _________
               Total                           1,767,064    1,766,872
                                               =========    =========
Net income                                     $ 550,774    $ 582,390
                                               =========    =========
Net income per share                           $    0.31    $    0.33
                                               =========    =========





Fully Diluted:
   Average shares outstanding:                 1,767,064    1,764,288

       Net effect of the assumed exercise
       of stock options based on the
       treasury stock method using
       average market price or period
       end market price, whichever is high             0        2,832
                                               ---------    ---------
               Total                           1,767,064    1,767,120
                                               =========    =========
Net income                                     $ 550,774    $ 582,390
                                               =========    =========
Net income per share                           $    0.31    $    0.33
                                               =========    =========


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